HAWKINS ACCOUNTING
Certified Public Accountant       341 Main Street  Salinas CA  93901
                                 (831) 759-2480 FAX (831)  759-2482



CONSENT OF THE INDEPENDENT AUDITOR

As the independent auditor for DML Services, Inc., I hereby consent to the incorporation by reference in this Form SB2 Statement of my report, relating to the financial statements and financial statement schedules of DML Services, Inc. for the period from date of inception to December 31, 2000 included of Form SB2 and the reviewed financial statements dated May 14, 2001 for the period of January 1, 2001 to March 31, 2001. The audit report is dated January 19, 2001 with a dual date of May 14, 2001.



/s/ Hawkins Accounting

July 9, 2001
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